Exhibit 99.1

Myomo Announces One-for-Thirty Reverse Stock Split of its Common Stock

CAMBRIDGE, M.A. January 30, 2020 — Myomo, Inc. (NYSE American: MYO), a commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis, today announced following approval of a reverse stock split range and authorized share reduction by stockholders at a special meeting of stockholders earlier today, Myomo’s Board of Directors determined to effect a reverse stock split of Myomo’s common stock at a ratio of one-for-thirty. The applicable Certificate of Amendment to the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended, was filed with the Delaware Secretary of State today and will become effective at 5:00 p.m. Eastern Time on January 30, 2020.

Myomo’s common stock will begin trading on a split-adjusted basis when markets open on January 31, 2020. Myomo’s common stock will continue to trade on the NYSE American under the symbol “MYO,” although a new CUSIP number (62857J 201) has been assigned to it as a result of the reverse stock split.

No fractional shares are issued in connection with the reverse stock split. Myomo will round down any fractional shares resulting from the reverse stock split to the nearest whole share.

Additional information about the reverse stock split can be found in Myomo’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 2, 2020, and available free of charge at the SEC’s website, www.sec.gov.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Adam S. Holdsworth/Stephanie Prince

PCG Advisory, Inc.

646-862-4607

adamh@pcgadvisory.com

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com